Back to 8-K	Exhibit 10.1

WELLCARE HEALTH PLANS, INC.

David J. Gallitano
Summary of Employment Terms

Position:	Interim Chief Executive Officer. Mr. Gallitano will continue to serve as the Company’s Chairman of the Board of Directors.

Term:
Employment as Interim Chief Executive Officer will commence on October 31, 2013 and end on the date a permanent Chief Executive Officer commences employment, unless earlier terminated by a vote of the majority of independent directors.  The term of employment as Interim Chief Executive Officer is anticipated to be less than twelve months.

Primary Work Location:	Mr. Gallitano shall perform the services as Interim Chief Executive Officer at the Company’s offices located in Tampa, Florida.

Salary:
Mr. Gallitano will receive a monthly salary of $166,667, commencing on November 1, 2013 through the date a permanent Chief Executive Officer commences employment.  The payment for the month in which a permanent Chief Executive Officer commences employment will be prorated for the number of days Mr. Gallitano serves as Interim Chief Executive Officer.

Equity Award:
Mr. Gallitano will be granted a restricted stock unit (“RSU”) award as follows:

• Number of RSUs equal to (a) $2,000,000 divided by (b) the officially-quoted closing selling price of the Company’s common stock on the New York Stock Exchange on the date of grant (“Grant Date”), rounded to the nearest whole share.

• RSUs vest in full on the earlier of (a) the first anniversary of the Grant Date or (b) the date a permanent Chief Executive Officer commences employment.

• RSU Award will be on the terms described above and such other terms as set forth in the form of RSU Award Notice for employees most recently adopted by the Compensation Committee.

Temporary Living Expenses:
Mr. Gallitano will receive a monthly allowance for reasonable housing and automobile expenses in the Tampa area from November 2013 through one month after his service as Interim Chief Executive Officer ends.  The amount of the allowance will be determined by the Compensation Committee at a future date.

Employee Benefits:
It is the intention of the parties that Mr. Gallitano will not participate in any of the Company’s employee benefit plans.  For example, Mr. Gallitano (a) will not be a participant in the Company’s Executive Severance Plan, (b) will not be required to enter into a Restrictive Covenant Agreement, (c) will not be eligible for an incentive bonus, (d) will not participate in the Company’s health benefits programs, (e) will not participate in the Company’s 401(k) plan, and (f) will not be required to meet the stock ownership guideline requirement for the Chief Executive Officer, but will be required to continue to meet the stock ownership requirement under the Company’s Non-Employee Director Compensation Policy.

Director Compensation:
Mr. Gallitano will not receive the fees provided under the Company’s Non-Employee Director Compensation Policy while serving as Interim Chief Executive Officer.

• In January 2014, Mr. Gallitano will receive director fees in accordance with the Company’s Non-Employee Director Compensation Policy for the fourth quarter of 2013 prorated for 1/3rd of the full quarter fees.

• For the quarterly period in which a permanent Chief Executive Officer commences employment, Mr. Gallitano will receive director fees in accordance with the Company’s Non-Employee Director Compensation Policy prorated for the number of days that he does not serve as Interim Chief Executive Officer.

Outside Activities:	The Company acknowledges that Mr. Gallitano currently serves as a member of the board of directors of Hanover Insurance Group, Inc. and authorizes his continued service on that board.